Exhibit 4.16

KIMCO REALTY CORPORATION, as the Successor Company,

WEINGARTEN REALTY INVESTORS, as the Company and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as

TRUSTEE

_______

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 3, 2021

Supplementing the Indenture, dated as of May 1, 1995,

between Weingarten Realty Investors

and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association, as successor in interest to Texas Commerce Bank National Association)

as supplemented by

a First Supplemental Indenture dated August 2, 2006 and

a Second Supplemental Indenture dated as of October 9, 2012

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of August 3, 2021 (the “Third Supplemental Indenture”), is made by and among KIMCO REALTY CORPORATION, a Maryland corporation (the “Successor Company”), WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (successor in interest to J.P. Morgan Trust Company, National Association, successor in interest to Texas Commerce Bank National Association), a national banking association organized under the laws of the United States, as Trustee (the “Trustee”) under the Indenture referred to herein.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of May 1, 1995 (the “Original Indenture”, and as supplemented by the First Supplemental Indenture, dated as of August 2, 2006, and the Second Supplemental Indenture, dated as of October 9, 2009, the “Indenture”)), providing for the issuance of senior debt securities (the “Notes”);

WHEREAS, there is outstanding under the terms of the Indenture one or more series of Securities (as defined in the Indenture);

WHEREAS, as permitted by the terms of the Indenture, the Company, simultaneously with the effectiveness of this Third Supplemental Indenture, shall merge with and into the Successor Company (the “Merger”), with the Successor Company being the surviving entity of the Merger;

WHEREAS, Section 801 of the Indenture provides that the Company may merge with or into any other corporation, provided that, among other things, the successor corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Indenture) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company by supplemental indenture;

WHEREAS, Section 901(1) of the Indenture provides that the Company and the Trustee may enter into one or more supplemental indentures to the Indenture without the consent of any Holders of the Securities to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Securities; and

WHEREAS, Section 901(9) of the Indenture provides that the Company and the Trustee may enter into one or more supplemental indentures to the Indenture without the Consent of any Holders of the Securities in order to correct or supplement any provision contained in the Indenture which may be inconsistent with the provisions of the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided such provisions shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect.

NOW, THEREFORE, the Company, the Successor Company and the Trustee agree as follows for the equal and ratable benefit of the holders of the Securities:

ARTICLE I
ASSUMPTION BY SUCCESSOR COMPANY
AND SUPPLEMENTAL PROVISIONS

Section 1.1    Representations and Warranties. The Successor Company hereby represents and warrants that it is a corporation organized and existing under the laws of the State of Maryland and will be the surviving entity in the Merger; and

Section 1.2    Assumption of the Securities

(a)

Pursuant to, and in compliance and accordance with, Section 801 and Section 901(1) of the Indenture, the Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Indenture) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

(b)

Pursuant to, and in compliance and accordance with, Section 802 of the Indenture, the Successor Company hereby succeeds to, is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

Section 1.3    Supplemental Provisions. Pursuant to, and in compliance with Section 901(9) of the Indenture:

(a)	The definition of “Board of Trust Managers” in Section 101 of the Indenture is hereby deleted and replaced with the following:

“Board of Directors” means the board of directors of the Successor Company, the executive committee or any committee of that board duly authorized to act hereunder.

(b)	The definition of “Trust Managers” in Section 101 of the Indenture is hereby deleted and replaced with the following.

“Directors” means the individuals comprising the Board of Directors.

(c)	All references to “Board of Trust Managers”, “Trust Manager” and “Trust Managers” in the Indenture are hereby deleted and replaced with “Board of Directors”, “Director” and “Directors,” respectively.

ARTICLE II
MISCELLANEOUS

Section 2.1    Effect of Supplemental Indenture. Upon the later to occur of (i) the execution and delivery of this Third Supplemental Indenture by the Company, the Successor Company and the Trustee and (ii) the effective time of the Merger, the Indenture shall be supplemented in accordance herewith, and this Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2    Indenture and Supplemental Indentures Construed Together.

(a)    This Third Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Third Supplemental Indenture shall henceforth be read and construed together.

(b)    Upon the effectiveness of this Third Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(c)    Upon the effectiveness of this Third Supplemental Indenture, each reference in the Securities to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

Section 2.3    Confirmation and Preservation of Indenture. THE INDENTURE, AS AMENDED AND SUPPLEMENTED BY THIS THIRD SUPPLEMENTAL INDENTURE, IS IN FULL FORCE AND EFFECT AND IS HEREBY IN ALL RESPECTS CONFIRMED AND PRESERVED.

Section 3.1    Conflict with Trust Indenture Act. This Third Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Third Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 3.2    Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3    Terms Defined in the Indenture. All capitalized terms not otherwise defined herein that are defined in the Indenture, either directly or by reference therein, shall have the respective meanings ascribed to them in the Indenture.

Section 3.4    Addresses for Notice, etc., to the Successor Company. By its signature hereto, the Successor Company hereby gives notice pursuant to Section 105(2) of the Indenture, that any notice or demand which by any provisions of this Third Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the holders of Securities to or on the Successor Company as contemplated by Section 105 of the Indenture shall be given or served by postage prepaid first class mail addressed (until another address is filed by the Successor Company with the Trustee) as follows:

Kimco Realty Corporation

500 N. Broadway, Suite 201

Jericho, NY 11753

Attention: Glenn G. Cohen

Copy to: Bruce M. Rubenstein

Email: GCohen@kimcorealty.com; BRubenstein@kimcorealty.com

Section 3.5    Headings. The Article and Section headings of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.6    Benefits of Third Supplemental Indenture, etc. Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Securities.

Section 3.7    Certain Duties and Responsibilities of the Trustee. In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture. The recitals and statements in this Third Supplemental Indenture are deemed to be those of the Successor Company and the Company and not of the Trustee.

Section 3.8    Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be deemed an original, but all of them together represent the same agreement. Signatures to this Third Supplemental Indenture transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 3.9    Governing Law. This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

THE SUCCESSOR COMPANY:

KIMCO REALTY CORPORATION

By: /s/Glenn G. Cohen
Name: Glenn G. Cohen
Title: Executive Vice President, Chief
Financial Officer and Treasurer

THE COMPANY:

WEINGARTEN REALTY INVESTORS

By: /s/ Alexander M. Alexander
Name: Andrew M. Alexander
Title: Chairman of the Board, Chief Executive Officer and President

THE TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By: /s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President